Exhibit 23.10

Consent of Nominee for Director
of Aegean Marine Petroleum Network Inc.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Aegean Marine Petroleum Network Inc.

/s/ Apostolis I. Tsitsirakis
Name: Apostolis I. Tsitsirakis
Date: August 10, 2006